Exhibit 99.3

Glossary of Commonly Used Terms, Abbreviations and Measurements

Allowance for Funds Used During Construction or AFUDC – carrying costs for the construction of certain long-lived regulated assets are capitalized and amortized over the related assets' estimated useful lives. The capitalized amount for construction of regulated assets includes interest cost and a designated cost of equity for financing the construction of these regulated assets.

British thermal unit – a measure of the amount of energy required to raise the temperature of one pound of water one degree Fahrenheit.

FERC – Federal Energy Regulatory Commission.

GAAP – United States Generally Accepted Accounting Principles.

gas – all references to "gas" refer to natural gas.

Preferred Interest – the preferred interest that EQT Midstream Partners, LP and subsidiaries (collectively, EQM) has in EQT Energy Supply, LLC (EES).

throughput – the volume of natural gas transported or passing through a pipeline, plant, terminal or other facility during a particular period.

Measurements
Btu = one British thermal unit
BBtu = billion British thermal units
Bcf = billion cubic feet
Dth = dekatherm or million British thermal units
Mcf = thousand cubic feet
MMcf = million cubic feet
Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
The combined financial statements of EQT Midstream Partners, LP (EQM) have been retrospectively recast to include the pre-acquisition results of (i) Rice Olympus Midstream LLC (ROM), Strike Force Midstream Holdings LLC (Strike Force) and Rice West Virginia Midstream LLC (Rice WV), which were acquired by EQM effective on May 1, 2018 (the May 2018 Acquisition), (ii) Allegheny Valley Connector, LLC (AVC), Rager Mountain Storage Company LLC (Rager) and certain gathering assets located in southwestern Pennsylvania and northern West Virginia (the Gathering Assets), which were acquired by EQM effective on October 1, 2016, and (iii) the Northern West Virginia Marcellus gathering system (NWV Gathering), which was acquired by EQM on March 17, 2015, as these were businesses and the transactions were between entities under common control. All recasts are for the periods the acquired businesses were under common control of EQT Corporation (EQT), which was all pre-acquisition periods except the May 2018 Acquisition as ROM, Strike Force and Rice WV were acquired by EQT on November 13, 2017. All references in this Current Report on Form 8-K to "EQM" refer to EQM in its individual capacity or to EQM and its combined subsidiaries, as the context requires. All references in this Current Report on Form 8-K to "EQT" refer to EQT Corporation in its individual capacity or to EQT and its consolidated subsidiaries, as the context requires. You should read the following discussion and analysis of financial condition and results of operations in conjunction with the combined financial statements, and the notes thereto, included in Item 8, "Financial Statements and Supplementary Data" of this Current Report on Form 8-K.
Executive Overview
See discussion of the Midstream Streamlining Transactions in the Overview section of Item 1, "Business" included in this Current Report on Form 8-K.
Net income attributable to EQM for 2017 was $584.5 million compared with $538.0 million in 2016. The increase primarily resulted from higher revenues from both gathering and transmission, which were driven mainly by affiliate and third party production development in the Marcellus Shale, and lower income taxes, partly offset by an increase in operating expenses, higher net interest expense and lower other income.

EQM reported net income of $538.0 million in 2016 compared with $455.1 million in 2015. The increase primarily resulted from higher revenues from both gathering and transmission, which were primarily driven by affiliate production development in the Marcellus Shale, higher other income and lower net interest expense. These items were partly offset by higher income taxes and an increase in operating expenses, consistent with the growth of the business.
EQM declared a cash distribution to its unitholders of $1.025 per unit on January 18, 2018, which was 5% higher than the third quarter 2017 distribution of $0.98 per unit and 21% higher than the fourth quarter 2016 distribution of $0.85 per unit. Total distributions related to 2017 were $3.83 per unit compared to $3.19 per unit total distributions related to 2016, a 20% increase.
Business Segment Results
Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and is subject to evaluation by the chief operating decision maker in deciding how to allocate resources. Other income and net interest expense are managed on a consolidated basis. EQM has presented each segment's operating income and various operational measures in the following sections. Management believes that the presentation of this information provides useful information to management and investors regarding the financial condition, results of operations and trends of segments. EQM has reconciled each segment's operating income to EQM's combined operating income and net income in Note 4 to the combined financial statements included in Item 8, "Financial Statements and Supplementary Data" of this Current Report on Form 8-K.
GATHERING RESULTS OF OPERATIONS

	Years Ended December 31,
	2017	2016	% change 2017 – 2016	2015	% change 2016 - 2015
FINANCIAL DATA	(Thousands, other than per day amounts)
Firm reservation fee revenues	$407,355	$339,237	20.1	$267,517	26.8
Volumetric based fee revenues:
Usage fees under firm contracts(a)	32,206	38,408	(16.1)	33,021	16.3
Usage fees under interruptible contracts	39,792	19,849	100.5	34,567	(42.6)
Total volumetric based fee revenues	71,998	58,257	23.6	67,588	(13.8)
Total operating revenues	479,353	397,494	20.6	335,105	18.6
Operating expenses:
Operating and maintenance	43,741	37,751	15.9	36,386	3.8
Selling, general and administrative	41,787	39,678	5.3	30,477	30.2
Depreciation and amortization	40,992	30,422	34.7	24,360	24.9
Amortization of intangible assets	5,540	—	100.0	—	—
Total operating expenses	132,060	107,851	22.4	91,223	18.2
Operating income	$347,293	$289,643	19.9	$243,882	18.8

OPERATIONAL DATA
Gathering volumes (BBtu per day)
Firm capacity reservation	1,826	1,553	17.6	1,140	36.2
Volumetric based services(b)	608	420	44.8	485	(13.4)
Total gathered volumes	2,434	1,973	23.4	1,625	21.4

Capital expenditures	$226,202	$295,315	(23.4)	$225,537	30.9

(a)	Includes fees on volumes gathered in excess of firm contracted capacity.

(b)	Includes volumes gathered under interruptible contracts and volumes gathered in excess of firm contracted capacity.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016
Gathering revenues increased by $81.9 million driven by third party and affiliate production development in the Marcellus and Utica Shales. EQM increased firm reservation fee revenues in 2017 compared to 2016 as a result of third parties and affiliates contracting for additional firm gathering capacity, which increased firm gathering capacity by approximately 475 MMcf per day following the completion of the Range Resources header pipeline project and various affiliate wellhead gathering expansion projects. The decrease in usage fees under firm contracts was due to lower affiliate volumes in excess of firm contracted capacity. The increase in usage fees under interruptible contracts was driven by revenues of $24.8 million associated with ROM and Strike Force for the period subsequent to EQT's acquisition of Rice Energy Inc. (Rice) on November 13, 2017 (the Rice Merger). These increases were partly offset by a decrease in usage fees under interruptible contracts primarily due to the additional contracts for firm capacity.
                Operating expenses increased by $24.2 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. Operating and maintenance expense increased primarily as a result of higher personnel costs and increased property taxes. Selling, general and administrative expenses increased $2.8 million for expenses associated with ROM and Strike Force for the period subsequent to the Rice Merger. This increase was partly offset by lower corporate allocations from EQT as a result of EQT’s shift in focus during 2017 from midstream drop-down transactions to upstream asset and corporate acquisition projects. Depreciation and amortization expense increased $8.4 million due to additional assets placed in-service including those associated with the Range Resources header pipeline project and various affiliate wellhead gathering expansion projects and $2.2 million for depreciation and amortization expense associated with ROM and Strike Force for the period subsequent to the Rice Merger. Amortization of intangible assets relates to intangible assets acquired in connection with the Rice Merger as described in Note 1 to the combined financial statements included in Item 8, "Financial Statements and Supplementary Data" of this Current Report on Form 8-K.
Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
Gathering revenues increased by $62.4 million primarily as a result of higher affiliate and third party volumes gathered in 2016 compared to 2015, driven by production development in the Marcellus Shale. EQM increased firm reservation fee revenues in 2016 compared to 2015 as a result of affiliates and third parties contracting for additional capacity under firm contracts, which resulted in increased firm gathering capacity of approximately 300 MMcf per day following the completion of the NWV Gathering and Jupiter expansion projects in the fourth quarter of 2015. The decrease in usage fees under interruptible contracts was primarily due to these additional contracts for firm capacity.
Operating expenses increased by $16.6 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. Selling, general and administrative expenses increased as a result of higher allocations and personnel costs from EQT. The increase in depreciation and amortization expense resulted from additional assets placed in-service, including those associated with the NWV Gathering and Jupiter expansion projects.

TRANSMISSION RESULTS OF OPERATIONS

	Years Ended December 31,
	2017	2016	% change 2017 – 2016	2015	% change 2016 - 2015
FINANCIAL DATA	(Thousands, other than per day amounts)
Firm reservation fee revenues	$348,193	$277,816	25.3	$247,231	12.4
Volumetric based fee revenues:
Usage fees under firm contracts(a)	13,743	45,679	(69.9)	42,646	7.1
Usage fees under interruptible contracts	10,050	11,283	(10.9)	7,954	41.9
Total volumetric based fee revenues	23,793	56,962	(58.2)	50,600	12.6
Total operating revenues	371,986	334,778	11.1	297,831	12.4
Operating expenses:
Operating and maintenance	33,908	31,504	7.6	33,092	(4.8)
Selling, general and administrative	31,922	32,792	(2.7)	31,129	5.3
Depreciation and amortization	58,689	32,269	81.9	25,535	26.4
Total operating expenses	124,519	96,565	28.9	89,756	7.6
Operating income	$247,467	$238,213	3.9	$208,075	14.5

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)
Firm capacity reservation	2,399	1,651	45.3	1,841	(10.3)
Volumetric based services(b)	37	430	(91.4)	281	53.0
Total transmission pipeline throughput	2,436	2,081	17.1	2,122	(1.9)

Average contracted firm transmission reservation commitments (BBtu per day)	3,627	2,814	28.9	2,624	7.2

Capital expenditures	$111,102	$292,049	(62.0)	$203,706	43.4

(a)	Includes commodity charges and fees on all volumes transported under firm contracts as well as transmission fees on volumes in excess of firm contracted capacity.

(b)	Includes volumes transported under interruptible contracts and volumes transported in excess of firm contracted capacity.
Year Ended December 31, 2017 Compared to Year Ended December 31, 2016
Total operating revenues increased by $37.2 million. Firm reservation fee revenues increased due to affiliates and third parties contracting for additional firm capacity, primarily on the OVC, as well as higher contractual rates on existing contracts in the current year. The firm capacity on the OVC resulted in lower affiliate usage fees under firm contracts. The decrease in usage fees under interruptible contracts was primarily driven by reduced throughput on interruptible contracts partly offset by increased storage and parking revenue, which does not have pipeline throughput associated with it.
Operating expenses increased by $28.0 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. Operating and maintenance expense increased primarily due to property taxes on the OVC and higher personnel costs. Selling, general and administrative expenses decreased primarily due to lower corporate allocations from EQT as a result of EQT’s shift in focus during 2017 from midstream drop-down transactions to upstream asset and corporate acquisition projects. The increase in depreciation and amortization expense was the result of the OVC project placed in-service in the fourth quarter of 2016 and a non-cash charge to depreciation and amortization expense of $10.5 million related to the revaluation of differences between the regulatory and tax bases in EQM’s regulated property, plant and equipment. The related regulatory liability will be amortized over the estimated useful life of the underlying property which is 43 years.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
Total operating revenues increased by $36.9 million. Firm reservation fee revenues increased due to affiliates contracting for additional capacity under firm contracts, primarily on the OVC, as well as higher contractual rates on existing contracts in 2016. Higher usage fees under firm contracts were driven by an increase in affiliate volumes in excess of firm capacity associated with increased production development in the Marcellus Shale, partly offset by lower usage fees from third party producers which is reflected in reduced firm capacity reservation throughput for the year ended December 31, 2016 compared to the year ended December 31, 2015. These volumes also decreased as a result of warmer weather in the first quarter of 2016. This decrease in transported volumes did not have a significant impact on firm reservation fee revenues. Usage fees under interruptible contracts for the year ended December 31, 2016 increased as a result of higher third party volumes transported or stored on an interruptible basis.
Operating expenses increased $6.8 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase in depreciation and amortization expense was primarily a result of higher depreciation on the increased investment in transmission infrastructure, including those associated with the OVC and the AVC facilities.
Other Income Statement Items
In conjunction with the October 2016 Acquisition discussed in Note 2 to the combined financial statements included in Item 8, "Financial Statements and Supplementary Data" of this Current Report on Form 8-K, the operating agreement of EES was amended to provide for mandatory redemption of the Preferred Interest at the end of the preference period, which is expected to be December 31, 2034. As a result of this amendment, the accounting for EQM's investment in EES converted from a cost method investment to a note receivable effective October 1, 2016. This conversion did not impact the carrying value of this instrument; however, distributions from EES subsequent to the amendment are recorded partly as interest income and partly as a reduction in the note receivable. This change decreased the amount of other income recognized and increased interest income in 2017.
Other income decreased by $10.4 million for the year ended December 31, 2017 compared to the year ended December 31, 2016 primarily driven by decreased AFUDC - equity of $14.3 million associated with the OVC project placed in-service in the fourth quarter of 2016 and distributions from EES of $8.3 million which were recorded as other income in 2016 prior to the conversion to a note receivable, partly offset by higher equity income related to EQM's portion of the Mountain Valley Pipeline, LLC's (MVP Joint Venture) AFUDC on the Mountain Valley Pipeline (MVP). Other income increased by $29.2 million for the year ended December 31, 2016 compared to the year ended December 31, 2015 primarily driven by increased AFUDC - equity of $13.1 million mainly attributable to increased spending on the OVC project, distributions from EES of $8.3 million that were recorded as other income in 2016 and higher equity income related to EQM's portion of the MVP Joint Venture's AFUDC on the MVP.
Net interest expense increased by $19.4 million for the year ended December 31, 2017 compared to the year ended December 31, 2016 primarily driven by higher interest incurred on EQM's long-term debt issued in November 2016 of $17.4 million, lower capitalized interest and AFUDC - debt of $5.3 million associated with decreased spending on capital projects and increased interest on EQM's credit facility borrowings, partly offset by increased interest income recorded on distributions from EES of $5.1 million. Net interest expense decreased by $4.6 million for the year ended December 31, 2016 compared to the year ended December 31, 2015 primarily driven by higher capitalized interest and AFUDC - debt of $3.8 million associated with increased spending primarily on the OVC, decreased interest expense of $2.8 million on lower credit facility borrowings and interest income subsequent to the Preferred Interest conversion to a note receivable. The items which decreased net interest expense were partly offset by interest incurred on the long-term debt issued in November 2016.
See Note 11 to the combined financial statements included in Item 8, "Financial Statements and Supplementary Data" of this Current Report on Form 8-K for a discussion of income tax expense (benefit).
See "Investing Activities" and "Capital Requirements" in the "Capital Resources and Liquidity" section below for a discussion of capital expenditures.

Non-GAAP Financial Measures
EQM defines adjusted EBITDA as net income plus net interest expense, depreciation and amortization expense, amortization of intangible assets, income tax expense (benefit), Preferred Interest payments received post-conversion and non-cash long-term compensation expense less equity income, AFUDC – equity, pre-acquisition capital lease payments for AVC and adjusted EBITDA of assets prior to acquisition. EQM defines distributable cash flow as adjusted EBITDA less net interest expense excluding interest income on the Preferred Interest, capitalized interest and AFUDC – debt, and ongoing maintenance capital expenditures net of reimbursements. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of EQM's combined financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

•
EQM's operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;

•	the ability of EQM's assets to generate sufficient cash flow to make distributions to EQM's unitholders;

•	EQM's ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
EQM believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing its financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, EQM's adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Distributable cash flow should not be viewed as indicative of the actual amount of cash that EQM has available for distributions from operating surplus or that it plans to distribute.

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of EQM's non-GAAP financial measures of adjusted EBITDA and distributable cash flow with the most directly comparable EQM GAAP financial measures of net income and net cash provided by operating activities.

	Years Ended December 31,
	2017	2016	2015
	(Thousands)
Net income	$585,226	$537,954	$455,126
Add:
Net interest expense	36,129	16,766	21,345
Depreciation and amortization expense	99,681	62,691	49,895
Amortization of intangible assets	5,540	—	—
Income tax expense (benefit)	—	10,147	(16,741)
Preferred Interest payments received post conversion (a)	10,984	2,764	—
Non-cash long-term compensation expense	225	195	1,467
Less:
Equity income	(22,171)	(9,898)	(2,367)
AFUDC – equity	(5,110)	(19,402)	(6,327)
Pre-acquisition capital lease payments for AVC (b)	—	(17,186)	(22,059)
Adjusted EBITDA attributable to NWV Gathering prior to acquisition (c)	—	—	(19,841)
Adjusted EBITDA attributable to the October 2016 Acquisition prior to acquisition (d)	—	(11,420)	(11,483)
Adjusted EBITDA attributable to the May 2018 Acquisition (e)	(21,006)	—	—
Adjusted EBITDA	$689,498	$572,611	$449,015
Less:
Net interest expense excluding interest income on the Preferred Interest	(42,999)	(18,506)	(22,436)
Capitalized interest and AFUDC – debt (f)	(4,120)	(9,400)	—
Ongoing maintenance capital expenditures net of reimbursements (g)	(27,609)	(21,434)	(20,099)
Distributable cash flow	$614,770	$523,271	$406,480

Net cash provided by operating activities	$668,573	$537,904	$489,706
Adjustments:
Pre-acquisition capital lease payments for AVC (b)	—	(17,186)	(22,059)
Capitalized interest and AFUDC – debt (f)	(4,120)	(9,400)	—
Principal payments received on the Preferred Interest	4,166	1,024	—
Ongoing maintenance capital expenditures net of reimbursements (g)	(27,609)	(21,434)	(20,099)
Current tax expense	—	1,373	13,945
Adjusted EBITDA attributable to NWV Gathering prior to acquisition (c)	—	—	(19,841)
Adjusted EBITDA attributable to the October 2016 Acquisition prior to acquisition (d)	—	(11,420)	(11,483)
Adjusted EBITDA attributable to the May 2018 Acquisition (e)	(21,006)	—	—
Other, including changes in working capital	(5,234)	42,410	(23,689)
Distributable cash flow	$614,770	$523,271	$406,480

(a)
In conjunction with the October 2016 Acquisition, the operating agreement of EES was amended and the accounting for EQM's Preferred Interest in EES converted from a cost method investment to a note receivable effective October 1, 2016. There were no changes in the cash payments; however, distributions from EES subsequent to this amendment were recorded partly as a reduction in the note receivable and partly as interest income, which is included in net interest expense in the accompanying statements of combined operations. Distributions received from EES prior to this amendment in 2016 were included in other income in the accompanying statements of combined operations.

(b)	Reflects capital lease payments due under the lease. These lease payments were generally made monthly on a one month lag prior to the October 2016 Acquisition.

(c)
Adjusted EBITDA attributable to NWV Gathering prior to acquisition for the periods presented was excluded from EQM's adjusted EBITDA calculations as these amounts were generated by NWV Gathering prior to acquisition by EQM; therefore, the amounts could not have been distributed to EQM's unitholders. Adjusted EBITDA attributable to NWV Gathering prior to acquisition for the year ended December 31, 2015 was calculated as net income of $11.1 million plus depreciation and amortization expense of $2.0 million plus income tax expense of $6.7 million.

(d)
Adjusted EBITDA attributable to the October 2016 Acquisition prior to acquisition for the periods presented was excluded from EQM's adjusted EBITDA calculations as these amounts were generated by AVC, Rager and the Gathering Assets prior to acquisition by EQM; therefore, the amounts could not have been distributed to EQM's unitholders. Adjusted EBITDA attributable to the October 2016 Acquisition prior to acquisition for the years ended December 31, 2016 and 2015 was calculated as net income of $1.3 million and $34.2 million, respectively, plus depreciation and amortization expense of $2.1 million and $2.5 million, respectively, plus income tax expense (benefit) of $10.1 million and $(23.4 million), respectively, less interest income of $0.5 million and $1.1 million, respectively, less AFUDC - equity of $1.6 million and $0.7 million, respectively.

Adjusted EBITDA attributable to AVC, excluding income tax expense and AFUDC - equity, was previously included in EQM's results as a result of the capital lease and was eliminated from adjusted EBITDA by subtracting the capital lease payment; therefore, there is no adjustment for AVC's adjusted EBITDA prior to acquisition other than the capital lease payments, income tax expense and AFUDC - equity. Net income for AVC including decreased depreciation expense related to the 40 year useful life of the pipeline was $20.6 million and $27.5 million for the years ended December 31, 2016 and 2015, respectively (see Note 2 to the combined financial statements included in Item 8, "Financial Statements and Supplementary Data" of this Current Report on Form 8-K).

(e)
Adjusted EBITDA attributable to ROM and Strike Force prior to acquisition for the period from November 13, 2017 through December 31, 2017 was excluded from EQM's adjusted EBITDA calculations as these amounts were generated by ROM and Strike Force prior to acquisition by EQM; therefore, the amounts could not have been distributed to EQM's unitholders. Adjusted EBITDA attributable to ROM and Strike Force prior to acquisition for the period from November 13, 2017 through December 31, 2017 was calculated as net income of $13.3 million plus depreciation and amortization expense of $2.3 million plus amortization of intangible assets of $5.5 million less interest income of $0.1 million.

(f)
As a result of increased significance of capitalized interest and AFUDC - debt in 2016, this line item was added as an adjustment to the calculation of distributable cash flow for the year ended December 31, 2016. Had distributable cash flow been calculated on a consistent basis, it would have been $5.6 million lower for the year ended December 31, 2015 than the amount presented herein.

(g)
Ongoing maintenance capital expenditures are expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, EQM's operating capacity or operating income. EQT has reimbursement obligations to EQM for certain maintenance capital expenditures under the terms of the EQM omnibus agreement. For further explanation of these reimbursable maintenance capital expenditures, see "Capital Requirements." For the years ended December 31, 2016 and 2015, ongoing maintenance capital expenditures net of reimbursements excludes ongoing maintenance of $6.5 million and $9.8 million, respectively, attributable to AVC, Rager, the Gathering Assets and NWV Gathering prior to acquisition.

See "Executive Overview" for a discussion of EQM's net income, the GAAP financial measure most directly comparable to adjusted EBITDA. Adjusted EBITDA increased by $116.9 million for the year ended December 31, 2017 compared to the year ended December 31, 2016 and $123.6 million for the year ended December 31, 2016 compared to the year ended December 31, 2015, in each case, primarily as a result of higher operating income on increased revenues driven by production development in the Marcellus Shale and the acquisitions for each period, which resulted in EBITDA subsequent to the transaction being reflected in adjusted EBITDA, including the elimination of the AVC lease payment. For the year ended December 31, 2016 compared to the year ended December 31, 2015, distributions from EES also contributed to the increase.
Net cash provided by operating activities, the GAAP financial measure most directly comparable to distributable cash flow, increased by $130.7 million for the year ended December 31, 2017 compared to the year ended December 31, 2016 and $48.2 million for the year ended December 31, 2016 compared to the year ended December 31, 2015 as discussed in "Capital Resources and Liquidity." Distributable cash flow increased by $91.5 million for the year ended December 31, 2017 compared to the year ended December 31, 2016 and $116.8 million for the year ended December 31, 2016 compared to the year ended December 31, 2015, in each case, mainly attributable to the increase in adjusted EBITDA. For the year ended December 31, 2017 compared to the year ended December 31, 2016, the increase in adjusted EBITDA was partly offset by increased net interest expense excluding interest income on the Preferred Interest and ongoing maintenance capital expenditures net of reimbursements.

Outlook
On February 21, 2018, EQT announced that its board of directors unanimously approved a plan to separate its upstream and midstream businesses, creating a standalone publicly traded corporation (NewCo) that will focus on midstream operations. NewCo will own the midstream interests held by EQT, including the interests in EQM. The separation is expected to be completed by the end of the third quarter 2018. As discussed in the Overview section of Item 1, "Business" included in this Current Report on Form 8-K, EQM completed the May 2018 Acquisition and Gulfport Transaction and announced the signing of the EQM-RMP Merger Agreement in the second quarter of 2018.
EQM's principal business objective is to increase the quarterly cash distributions that it pays to its unitholders over time while ensuring the ongoing growth of its business. EQM believes that it is well positioned to achieve growth based on its strategically located assets, which cover portions of the Marcellus, Utica and Upper Devonian Shales that lack substantial natural gas pipeline infrastructure. EQM believes it has a competitive advantage in pursuing economically attractive organic expansion projects in its areas of operations, which EQM believes will be a key driver of growth in the future. EQM is also currently pursuing organic growth projects that are expected to provide access to markets in the Gulf Coast and Southeast regions. Additionally, EQM may acquire additional midstream assets from EQT or pursue asset acquisitions from third parties. Should EQT choose to sell midstream assets, it is under no contractual obligation to offer the assets to EQM.
EQM expects that the following expansion projects will allow it to capitalize on drilling activity by EQT and third party producers:

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Mountain Valley Pipeline. The MVP Joint Venture is a joint venture with affiliates of each of NextEra Energy, Inc., Consolidated Edison, Inc., WGL Holdings, Inc. and RGC Resources, Inc. EQM is the operator of the MVP and owned a 45.5% interest in the MVP Joint Venture as of December 31, 2017. The 42 inch diameter MVP has a targeted capacity of 2.0 Bcf per day and is estimated to span 300 miles extending from EQM's existing transmission and storage system in Wetzel County, West Virginia to Pittsylvania County, Virginia, providing access to the growing Southeast demand markets. As currently designed, the MVP is estimated to cost a total of approximately $3.5 billion, excluding AFUDC, with EQM funding its proportionate share through capital contributions made to the MVP Joint Venture. In 2018, EQM expects to provide capital contributions of $1.0 billion to $1.2 billion to the MVP Joint Venture. The MVP Joint Venture has secured a total of 2.0 Bcf per day of firm capacity commitments at 20-year terms, including an initial 1.29 Bcf per day firm capacity commitment by EQT, and is currently in negotiation with additional shippers who have expressed interest in the MVP project.

In October 2017, the FERC issued the Certificate of Public Convenience and Necessity for the MVP project. In early 2018, the MVP Joint Venture received limited notice to proceed with certain construction activities from the FERC. The MVP Joint Venture commenced construction on the MVP in the first quarter of 2018. The MVP is targeted to be placed in-service during the fourth quarter of 2018.

In April 2018, the MVP Joint Venture announced the MVP Southgate project, a proposed 70-mile interstate pipeline that will extend from the MVP at Pittsylvania County, Virginia to new delivery points in Rockingham and Alamance Counties, North Carolina. The MVP Southgate project is anchored by a firm capacity commitment from PSNC Energy. The preliminary MVP Southgate project cost estimate is $350 million to $500 million, which is expected to be spent in 2019 and 2020. EQM is expected to have between 33% and 48% ownership in the MVP Southgate project and will operate the pipeline. Subject to approval by the FERC, the MVP Southgate has a targeted in-service date of the fourth quarter 2020.

•
Affiliate Wellhead Gathering Expansion. In 2018, EQM estimates capital expenditures of approximately $510 million on gathering expansion projects, primarily driven by wellhead and header projects in Pennsylvania, West Virginia and Ohio, including commencing preliminary construction activities on the Hammerhead project, a 1.2 Bcf per day gathering header pipeline connecting Pennsylvania and West Virginia production to the MVP.

•
Transmission Expansion. In 2018, EQM estimates capital expenditures of approximately $100 million for other transmission expansion projects, primarily attributable to the Equitrans Expansion project. The Equitrans Expansion project is designed to provide north-to-south capacity on the mainline Equitrans system for deliveries to the MVP.

See further discussion of capital expenditures in the "Capital Requirements" section below.

Capital Resources and Liquidity
EQM's principal liquidity requirements are to finance its operations, fund capital expenditures, potential acquisitions and capital contributions to the MVP Joint Venture, make cash distributions and satisfy any indebtedness obligations. EQM's ability to meet these liquidity requirements will depend on its ability to generate cash in the future as well as its ability to raise capital in banking, capital and other markets. EQM's available sources of liquidity include cash generated from operations, borrowing under EQM's credit facilities, cash on hand, debt offerings and issuances of additional EQM partnership units.
Operating Activities
Net cash provided by operating activities was $668.6 million for 2017 as compared to $537.9 million for 2016. The increase was driven by higher operating income for which the contributing factors are discussed in the "Executive Overview" and "Business Segment Results of Operations" sections herein and the timing of payments between the two periods, partly offset by increased interest as discussed in the "Other Income Statement Items" section herein.
Net cash provided by operating activities was $537.9 million for 2016 as compared to $489.7 million for 2015. The increase was driven by higher operating income for which the contributing factors are discussed in the "Executive Overview" and "Business Segment Results of Operations" sections herein, distributions from EES of approximately $11 million and lower net interest expense as discussed in the "Other Income Statement Items" section herein, partly offset by the timing of payments between the two periods.
Investing Activities
Net cash used in investing activities totaled $512.1 million for 2017 as compared to $732.0 million for 2016. The decrease was primarily attributable to decreased capital expenditures as further described in the "Capital Requirements" section herein and net assets acquired from EQT in 2016 of $62.4 million in 2016, partly offset by increased capital contributions to the MVP Joint Venture in 2017 and sales of interest in the MVP Joint Venture in 2016.
Net cash used in investing activities totaled $732.0 million for 2016 as compared to $1,043.8 million for 2015. The decrease was primarily attributable to lower net assets acquired from EQT in 2016 as compared to 2015. In 2015, EQM acquired $386.8 million of net assets in the NWV Gathering Acquisition as well as the $124.3 million Preferred Interest from EQT compared to $62.4 million of net assets in the October 2016 Acquisition. This decrease was partly offset by increased capital expenditures as further described in the "Capital Requirements" section herein.
Financing Activities
Net cash used in financing activities totaled $213.8 million for 2017 as compared to $106.5 million for 2016. For 2017, the primary use of financing cash flows was distributions paid to unitholders and the primary sources of financing cash flows was net borrowings on EQM's credit facilities and net contributions from EQT and Strike Force noncontrolling interest. For 2016, the primary uses of financing cash flows were distributions paid to unitholders, net repayments on EQM's credit facility and the October 2016 Acquisition. For 2016, the primary sources of financing cash flows were from EQM debt and equity offerings.
Net cash used in financing activities totaled $106.5 million for 2016 as compared to net cash provided by financing activities of $779.5 million for 2015. For 2015, the primary sources of financing cash flows were EQM equity offerings and net borrowings on EQM's credit facility and the primary uses of financing cash flows were the NWV Gathering Acquisition in excess of net assets acquired and distributions paid to unitholders.

Capital Requirements
The gathering, transmission and storage businesses are capital intensive, requiring significant investment to develop new facilities and to maintain and upgrade existing operations.

	Years Ended December 31,
	2017	2016	2015
	(Thousands)
Expansion capital expenditures (a)	$293,976	$558,071	$388,442
Maintenance capital expenditures:
Ongoing maintenance	43,072	28,498	37,422
Funded regulatory compliance	256	795	3,379
Total maintenance capital expenditures	43,328	29,293	40,801
Total capital expenditures	337,304	587,364	429,243
Plus: accrued capital expenditures at the end of prior period (b)	26,678	24,133	53,016
Plus: accrued capital expenditures at acquisition on November 13, 2017	58,721	—	—
Less: accrued capital expenditures at the end of current period (b)	(66,025)	(26,678)	(24,133)
Less: other non-cash items (c)	—	—	(70)
Total cash capital expenditures	$356,678	$584,819	$458,056

(a)
Expansion capital expenditures do not include capital contributions made to the MVP Joint Venture of $159.6 million and $98.4 million for the years ended December 31, 2017 and 2016, respectively. In 2015, EQM paid $84.4 million for its acquisition of EQT's ownership interest in the MVP Joint Venture and subsequent capital contributions to the MVP Joint Venture.

(b)
EQM accrues capital expenditures when work has been completed but the associated bills have not yet been paid. These accrued amounts are excluded from capital expenditures on the combined statements of cash flows until they are paid in a subsequent period.

(c)	EQM capitalizes certain labor overhead costs which include a portion of non-cash equity-based compensation.
Expansion capital expenditures are expenditures incurred for capital improvements that EQM expects to increase its operating income or operating capacity over the long term. In 2017, expansion capital expenditures primarily related to the following projects: wellhead gathering expansion projects, the Range Resources header pipeline project and the AVC expansion project. In 2016, expansion capital expenditures primarily related to the following projects: the OVC, the Range Resources header pipeline project, the NWV Gathering expansion and the AVC expansion project. The OVC project was placed in-service during the fourth quarter of 2016 and the Range Resources header pipeline project was placed in-service in several phases beginning in the fourth quarter of 2016 with the final phase placed in-service during the second quarter of 2017. In 2015, expansion capital expenditures primarily related to the following projects: the OVC, the Jupiter and NWV Gathering expansions, the Antero Resources Corporation transmission projects and several projects for Range Resources. Significant portions of these projects were completed in the second half of 2015.
Maintenance capital expenditures are expenditures made to maintain, over the long term, EQM's operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines, to connect new wells to maintain throughput, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.
Ongoing maintenance capital expenditures are all maintenance capital expenditures other than funded regulatory compliance capital expenditures described in the next paragraph. The period over period changes in ongoing maintenance capital expenditures primarily related to the timing of projects primarily related to bare steel replacement capital expenditures. Included in these amounts for the years ended December 31, 2017, 2016 and 2015 were $15.5 million, $0.6 million and $7.5 million, respectively, of maintenance capital expenditures for which EQM was reimbursed by EQT under the terms of the EQM omnibus agreement. Under the EQM omnibus agreement, for a period of ten years after the closing of EQM's initial public offering (IPO), EQT has agreed to reimburse EQM for plugging and abandonment expenditures for certain identified wells of EQT and third parties. Additionally, EQT has agreed to reimburse EQM for bare steel replacement capital expenditures in the event that ongoing maintenance capital expenditures (other than capital expenditures associated with plugging and abandonment liabilities to be reimbursed by EQT) exceed $17.2 million (with respect to EQM's assets owned at the time of the IPO) in any year. If such ongoing maintenance capital expenditures and bare steel replacement capital expenditures exceed $17.2 million during a year, EQT will reimburse EQM for the lesser of (i) the amount of bare steel replacement capital expenditures during such year and (ii) the amount by which such ongoing capital expenditures and bare steel replacement capital expenditures exceeds $17.2 million. This bare steel replacement reimbursement obligation is capped at an aggregate amount of $31.5 million over the ten years following EQM's IPO. Since EQM's IPO, EQM has been reimbursed approximately $26.9 million for bare steel replacement capital expenditures by EQT. Amounts reimbursed are recorded as capital contributions when received.
Funded regulatory compliance capital expenditures are maintenance capital expenditures necessary to comply with certain regulatory and other legal requirements. Prior to EQM's IPO, EQM identified two specific regulatory compliance initiatives which EQM expected to require it to expend approximately $32 million. EQM retained approximately $32 million from the net proceeds of its IPO to fund these expenditures. The specific initiatives of this program are to install remote valve and pressure monitoring equipment on EQM's transmission and storage lines and to relocate certain valve operators above ground and apply corrosion protection. The period over period changes primarily relate to the timing of projects as these two compliance initiatives are substantially complete. Since EQM's IPO in 2012, funded regulatory compliance capital expenditures have totaled $30.9 million.
In 2018, capital contributions to the MVP Joint Venture are expected to be $1.0 billion to $1.2 billion, depending on the timing of the construction of the MVP, expansion capital expenditures are expected to be approximately $610 million and ongoing maintenance capital expenditures are expected to be $35 million to $40 million, net of reimbursements. Expansion and ongoing maintenance capital expenditures exclude the effect of EQM's merger with RMP as described in the Overview section of Item 1, "Business" included in this Current Report on Form 8-K. EQM's future capital investments may vary significantly from period to period based on the available investment opportunities and the timing of construction for the MVP. Maintenance related capital expenditures are also expected to vary quarter to quarter. EQM expects to fund future capital expenditures primarily through cash on hand, cash generated from operations, availability under its credit facilities, debt offerings and issuances of additional EQM partnership units. EQM does not forecast capital expenditures associated with potential projects not committed as of the filing of this Current Report on Form 8-K.
Credit Facility Borrowings
See Note 9 to the combined financial statements included in Item 8, "Financial Statements and Supplementary Data" of this Current Report on Form 8-K for discussion of EQM's credit facilities.
Security Ratings
The table below sets forth the credit ratings for debt instruments of EQM at December 31, 2017.

Rating Service	Senior Notes	Outlook
Moody's Investors Service (Moody's)	Ba1	Stable
Standard & Poor's Ratings Services (S&P)	BBB-	Stable
Fitch Ratings (Fitch)	BBB-	Stable
EQM's credit ratings are subject to revision or withdrawal at any time by the assigning rating organization and each rating should be evaluated independently of any other rating. EQM cannot ensure that a rating will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a credit rating agency if, in its judgment, circumstances so warrant. If any credit rating agency downgrades EQM's ratings, EQM's access to the capital markets may be limited, borrowing costs could increase, EQM may be required to provide additional credit assurances in support of commercial agreements such as joint venture agreements and construction contracts, the amount of which may be substantial, and the potential pool of investors and funding sources may decrease. In order to be considered investment grade, a company must be rated Baa3 or higher by Moody's, BBB- or higher by S&P, or BBB- or higher by Fitch. Anything below these ratings, including EQM's current credit rating of Ba1 by Moody's, is considered non-investment grade.
$750 Million ATM Program
EQM has an at-the-market (ATM) common unit offering program, pursuant to which a group of managers, acting as EQM's sales agents, may sell EQM common units having an aggregate offering price of up to $750 million. As of June 12, 2018, EQM had approximately $443 million in remaining capacity under the $750 Million ATM Program.
Distributions
See Note 7 to the combined financial statements included in Item 8, "Financial Statements and Supplementary Data" of this Current Report on Form 8-K for discussion of distributions.

Schedule of Contractual Obligations
The following represents EQM's contractual obligations as of December 31, 2017. Purchase obligations exclude EQM's future capital contributions to the MVP Joint Venture and purchase obligations of the MVP Joint Venture.

	Total	2018	2019-2020	2021-2022	2023+
	(Thousands)
Long-term debt	$1,000,000	$—	$—	$—	$1,000,000
Credit facility borrowings (a)	180,000	—	—	180,000	—
Interest payments on senior notes (b)	315,573	40,625	81,250	81,250	112,448
Purchase obligations	72,222	72,222	—	—	—
Total contractual obligations	$1,567,795	$112,847	$81,250	$261,250	$1,112,448

(a)	Credit facility borrowings were classified based on the termination date of the amended and restated credit facility agreement.

(b)	Interest payments exclude interest related to the credit facility borrowings as the interest rate on the credit facility agreement is variable.
Commitments and Contingencies
In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against EQM. While the amounts claimed may be substantial, EQM is unable to predict with certainty the ultimate outcome of such claims and proceedings. EQM accrues legal and other direct costs related to loss contingencies when actually incurred. EQM has established reserves it believes to be appropriate for pending matters, and after consultation with counsel and giving appropriate consideration to available insurance, EQM believes that the ultimate outcome of any matter currently pending against it will not materially affect its business, financial condition, results of operations, liquidity or ability to make distributions.
See Note 13 to the combined financial statements included in Item 8, "Financial Statements and Supplementary Data" of this Current Report on Form 8-K for further discussion of EQM's commitments and contingencies.
Off-Balance Sheet Arrangements
See Note 6 to the combined financial statements included in Item 8, "Financial Statements and Supplementary Data" of this Current Report on Form 8-K for discussion of the MVP Joint Venture guarantee.
Recently Issued Accounting Standards
EQM's recently issued accounting standards are described in Note 1 to the combined financial statements included in Item 8, "Financial Statements and Supplementary Data" of this Current Report on Form 8-K.
Critical Accounting Policies and Estimates
EQM's significant accounting policies are described in Note 1 to the combined financial statements included in Item 8, "Financial Statements and Supplementary Data" of this Current Report on Form 8-K. The discussion and analysis of the combined financial statements and results of operations are based upon EQM's combined financial statements, which have been prepared in accordance with GAAP. The preparation of these combined financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities. The following critical accounting policies except for business combinations and goodwill were reviewed by EQM's Audit Committee during 2017. These policies relate to its more significant judgments and estimates used in the preparation of its combined financial statements. Business combinations and goodwill were added as a result of the retrospective recast as described in Note 2 to the combined financial statements included in Item 8, "Financial Statements and Supplementary Data" of this Current Report on Form 8-K. Actual results could differ from those estimates.
Property, Plant and Equipment. Determination of depreciation expense requires judgment regarding the estimated useful lives and salvage values of property, plant and equipment. EQM has not historically experienced material changes in its results of operations from changes in the estimated useful lives or salvage values of property, plant and equipment although these estimates are reviewed periodically, including each time EQM files with the FERC for a change in transmission and storage rates. Determination of internal costs capitalized requires judgment as to the percent of time spent on capitalized projects for the capitalization of costs such as salaries, benefits and other indirect costs. EQM believes that the accounting estimates related to depreciation expense and capitalization of internal costs are "critical accounting estimates" because they are susceptible to change period to period. These assumptions affect the gross property, plant and equipment balances and the amount of depreciation and operating expense and would have an impact on the results of operations and financial position if changed. See Note 1 to the combined financial statements for additional information.
Impairments. Any accounting estimate related to impairment of property, plant and equipment or an investment in an unconsolidated entity requires EQM's management to make assumptions about future cash flows, discount rates, fair value of investments and whether losses in the value of its investments are other than temporary. Management's assumptions about future cash flows require significant judgment because actual operating levels have fluctuated in the past and are expected to do so in the future. Additionally, management's assumptions about the fair value of its investment in an unconsolidated entity requires significant judgment because EQM's investment is not traded on an active market. EQM has not historically had indications of impairments. However, EQM believes that the accounting estimates related to impairments are "critical accounting estimates" because they require assumptions that are susceptible to change period to period. Any potential impairment would have an impact on the results of operations and financial position. See Note 1 to the combined financial statements for additional information.
Allocated General and Administrative Costs. General and administrative and operating and maintenance costs are allocated to EQT's business units, including EQM's segments, based upon the nature of the expenses. Costs that are directly related to EQM are directly charged to EQM. Other costs are allocated based on operational and financial metrics. Allocations are based on estimates and assumptions that management believes are reasonable; however, EQM believes that the accounting estimates related to allocated costs are "critical accounting estimates" because different estimates and assumptions would change the amounts allocated to EQM and those differences could be material. These assumptions affect the amount of general and administrative and operating expense and would have an impact on the results of operations if changed.
Regulatory Accounting. Determination and application of regulatory accounting requires judgment regarding probability that certain expenses and income will be allowed in the rate setting process in a period different from the period in which they would have been reflected in the statements of combined operations for a non-regulated entity. EQM has not historically experienced material changes in its results of operations from changes in regulatory accounting although these estimates are reviewed periodically, including each time EQM files with the FERC for a change in transmission and storage rates. EQM believes that the accounting estimates related to regulatory accounting are "critical accounting estimates" because they are susceptible to change period to period. These assumptions affect the gross regulatory assets and liabilities and the amount of regulated operating revenues and expenses and would have an impact on the results of operations and financial position if changed. See Note 1 and Note 10 to the combined financial statements for additional information.
Contingencies. EQM is involved in various regulatory and legal proceedings that arise in the ordinary course of business. A liability is recorded for contingencies based upon EQM's assessment that a loss is probable and that the amount of the loss can be reasonably estimated. EQM considers many factors in making these assessments, including the history and specifics of each matter. Estimates are developed in consultation with legal counsel and are based upon an analysis of potential results. EQM believes that the accounting estimates related to contingencies are "critical accounting estimates" because it must assess the probability and amount of loss related to contingencies. Future results of operations could be materially affected by changes in the assumptions.
Revenue Recognition. Revenue from the gathering of natural gas is generally recognized when the service is provided. Revenue related to gathering services provided but not yet billed is estimated each month. These estimates are generally based on contract data and preliminary throughput and allocation measurements. Final bills for the current month are billed and collected in the following month. See Note 1 to the combined financial statements for additional information.
EQM records a monthly provision for accounts receivable that are considered to be uncollectible. In order to calculate the appropriate monthly provision, a historical rate of accounts receivable losses as a percentage of total revenue is utilized. This historical rate is applied to the current revenues on a monthly basis and is updated periodically based on events that may change the rate, such as a significant change to the natural gas industry or to the economy as a whole. Management reviews the adequacy of the allowance on a quarterly basis using the assumptions that apply at that time. While EQM has not historically experienced material bad debt expense, declines in the market price for natural gas combined with the increase in third party customers on EQM's systems may result in a greater exposure to potential losses than management's current estimates. As of December 31, 2017, EQM had third party accounts receivable of $48.3 million, which is net of an allowance for doubtful accounts of $0.4 million.
EQM believes that the accounting estimates related to revenue recognition are "critical accounting estimates" because estimated volumes are subject to change based on actual measurements including prior period adjustments. In addition, EQM believes that the accounting estimates related to the allowance for doubtful accounts receivable are "critical accounting estimates" because the underlying assumptions used for the allowance can change from period to period and the actual mix of customers and their ability to pay may vary significantly from management's estimates which could impact the collectability of customer accounts. These accounting estimates could potentially have a material impact on the results of operations and financial position.
Business Combinations. EQT recorded the Rice Merger using the acquisition method of accounting; accordingly, the value assigned to the assets and liabilities of ROM, Strike Force and Rice WV are based on EQT's purchase accounting estimates. Accounting for the acquisition of a business requires the identifiable assets and liabilities acquired to be recorded at fair value. The estimated fair value of midstream facilities and equipment, generally consisting of pipeline systems and compression stations, is estimated using the cost approach, which incorporates assumptions about the replacement costs for similar assets, the relative age of the assets and any potential economic or functional obsolescence. The fair values of the intangible assets are estimated using the multi-period excess earnings model which estimates revenues and cash flows derived from the intangible asset and then deducts portions of cash flow that can be attributed to supporting assets otherwise recognized. EQM's intangible assets are comprised of customer relationships.
Given the time it takes to obtain pertinent information to finalize the allocation of the purchase price to the acquired net assets, the purchase price allocation may remain preliminary for a period of time before EQT is able to finalize the required fair value estimates. Accordingly, it is not uncommon for the initial estimates to be subsequently revised. EQM believes that the accounting estimates related to business combinations are “critical accounting estimates” because EQT must, in determining the fair value of assets acquired, make assumptions about projections regarding the timing and amount of future development and operating costs; and projections of replacement cost of and future cash flows from midstream assets and cash flows from customer relationships. Different assumptions may result in materially different values for these assets which would impact EQM's future results of operations and financial position.
Goodwill. At December 31, 2017, ROM and Strike Force had goodwill, recorded as a result of pushdown accounting, totaling $38.0 million. Goodwill is subject to periodic assessment for impairment at the reporting unit level. Annual goodwill impairment assessments are performed in the fourth quarter unless qualitative facts and circumstances exist that indicate a triggering event which would warrant an interim assessment. ROM and Strike Force will use a combination of the income and market approach to estimate the fair value of a reporting unit. The fair value estimation process requires considerable judgment and determining the fair value is sensitive to changes in assumptions impacting management's estimates of future financial results as well as other assumptions such as weighted-average cost of capital, terminal growth rates and industry multiples. EQM believes that the estimates and assumptions used in determining the estimated fair value of a reporting unit are "critical accounting estimates" because they require assumptions that are susceptible to change period to period. Any potential change in such estimates and assumptions would have an impact on EQM's results of operations and financial position.